Exhibit 14.1

SkyTerra Code of Business Ethics

Policy

Employees shall always exhibit honesty, integrity, and professional conduct in the course of their duties. If this policy is disregarded or violated, employees shall be subject to disciplinary action which may include termination of employment.

Policy Application

SkyTerra operates under a set of broad principles which help employees make ethical decisions in the conduct of business. While adhering to these principles and working within the guidelines, employees are also expected to use their own judgment and experience. SkyTerra expects employees to be honest – with their employer, its customers and other outside parties, and with their co-workers.

Basic Corporate Principles

Personal Honesty and Integrity

SkyTerra expects personal integrity from all employees. Personal integrity is not only a matter of honesty when dealing with SkyTerra funds and property; it also involves being honest with our time and performing our jobs to the best of our abilities. In this sense, personal integrity means doing a fair day’s work for a fair day’s pay, being punctual, keeping absences to a minimum, and avoiding frequent and lengthy personal telephone calls and email exchanges. It also means reporting to work in a manner fit to perform assigned duties. Such honesty is necessary for the type of work we, as SkyTerra employees do, and for our own satisfaction.

Conflicts of Interest

All employees owe their first business allegiance to SkyTerra and, therefore, must remain free of interests or relationships which are harmful or detrimental to the company. A person has a conflict of interest when he or she is in a position to exercise judgment on behalf of SkyTerra and has other interests or obligations that might interfere with the exercise of his or her judgment. SkyTerra requires that employees avoid both real conflicts of interest and situations that could give the appearance of being a conflict of interest.

What is a Conflict of Interest?

Conflicts of interest can arise in many ways, and may vary according to the duties and responsibilities of each employee. Some examples of conflicts of interest are shown below:

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An employee is responsible for buying or leasing materials and services on behalf of the Company and make decisions on the basis of price, quality, quantity, delivery and service. If such an employee or that employee’s near relative has a direct or indirect interest in a contract with SkyTerra, or in the sale of goods and services to SkyTerra, there may be a conflict of interest.

•	An employee has an outside interest that takes up time or attention that should be devoted to SkyTerra affairs, or otherwise affects the employee’s ability to perform his/her duties.

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An employee acts as an employee, partner, consultant, director, joint venturer, entrepreneur in another business that may distract them from their duties, including their duty to protect confidential information.

•	An employee has an interest in or relationship with an outsider, or someone in a position to influence the actions of such outsiders, that may be implied or construed to:

o	make possible personal gain or favor to the employee involved, or any of his or her near relatives;

o	render the employee partial toward the outsider for personal reasons or otherwise impair the employee’s business judgment or desire to serve only SkyTerra’s best interests;

o	place the employee or SkyTerra in an equivocal, embarrassing or ethically questionable position in the eyes of the public or any monitoring body; and/or

o	reflect unfavorably on the integrity of the employee or SkyTerra.

•	An employee has a relationship with a manager or subordinate that leads to personal gain or favor to the employee involved, or his/her relatives, due to the manager’s power or influence;

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An employee accepts gifts, money, loans, vacations or other favors from suppliers or potential suppliers, except promotional items of modest value or moderately scaled entertainment within the limits of responsible and generally accepted business practices.

•	An employee offers undue preferential treatment to any person, company or other organization doing business or likely to do business with SkyTerra.

•	An employee or a member of an employee’s immediate family obtains services for their personal benefit from someone employed by the Company’s auditors.

•	An employee makes information available to outside sources, or uses information in any other manner for personal benefit or the benefit of his/her relatives.

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An employee makes or conceives either alone or jointly with others an invention which is within SkyTerra’s scope of business and then the employee attempts to exploit the invention or apply for a patent for personal gain.

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An employee permits former employees, whether as individuals or as part of a team of consultants or otherwise, to bid on projects where the former employee develops a bid, using sensitive information obtained in the course of that previous employment.

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An employee has other gainful employment similar to a service feature or facility that is offered by SkyTerra and that may be detrimental to the best interests of SkyTerra. The term “gainful employment” includes personal work effort, direction or training of other persons, or consultation or advice for any form of remuneration;

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An employee provides to SkyTerra, for his or her personal remuneration, work, equipment or any service, or engages in any other business transaction with the company, supplementary to his/her basic company employment.

Principles and Guidelines Regarding Conflicts of Interest

Each employee is responsible for determining whether an activity represents a real or apparent conflict of interest.

Any employee who believes he or she may be or may become involved in a possible conflict of interest, real or apparent, should fully disclose the circumstances to his or her manager, Human Resources or the Legal Department. Usually, but not always, this disclosure alone will be sufficient. However, if the company determines that a real or apparent conflict of interest exists, then the company may order the employee to take steps to eliminate the conflict. Failure to take these steps may result in disciplinary action which may include termination of employment.

An employee also has an obligation to disclose a possible conflict whenever circumstances change, even if it has been disclosed before, such as any change in responsibilities or work assignment at another organization.

If possible, it is always best to fully disclose a possible conflict before any action has taken place. This allows SkyTerra to determine if there is a real or apparent conflict of interest, and advise the employee accordingly. An employee with a real conflict of interest may have to choose to refrain from specific activities or terminating employment with SkyTerra.

However, if an employee realizes after the fact that a conflict of interest may exist it must still be disclosed as described above. SkyTerra will determine what, if any, action is appropriate.

Responsibilities of Senior Managers

This section of SkyTerra’s Code of Business Ethics applies to the following officers of SkyTerra from time to time (the “Senior Managers”): the Chief Executive Officer, the Chief Financial Officer, the chief accounting officer (if different from the Chief Financial Officer), the controller, all vice-presidents, the principal legal officer, and the principal human resources officer. Senior Managers hold positions of elevated authority and responsibility in the governance of the company and must protect the interests of all stakeholders in the company, including shareholders, customers, creditors and employees. They must take all reasonable steps to deter wrongdoing and promote honest and ethical conduct. For the avoidance of doubt, all other provisions of this Code of Business Ethics apply to Senior Managers as well as employees generally.

Senior Managers shall encourage and reward ethical behavior throughout the company and shall encourage members of the finance/accounting department and other employees to promptly report violations of the Code of Business Ethics to the appropriate person or persons. Further, Senior Managers shall consistently communicate their support of the principles set forth in this Code of Business Ethics to employees.

Senior Managers shall establish and maintain procedures to educate employees as to applicable governmental laws, rules and regulations, and shall monitor the company’s compliance with applicable governmental laws, rules and regulations. Senior Managers shall ensure that any violations of applicable governmental laws, rules and regulations are promptly identified, reported and corrected.

Senior Managers shall develop and maintain financial reporting systems and procedures to ensure that:

•	Business transactions are accurately recorded on the company’s books, in accordance with generally accepted accounting principles.

•	All company books, records and accounts are maintained in accordance with all applicable regulations and standards and accurately reflect the true nature of the transactions they record.

•	The financial statements of the company conform to generally accepted accounting principles and the company’s accounting policies.

•	No undisclosed or unrecorded account or fund is established for any purpose.

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No false or misleading entries are made in the company’s books or records for any reason, and no disbursement of corporate funds or other corporate property is made without adequate supporting documentation.

•	Reports and documents filed with the Securities and Exchange Commission, and other public communications, contain full, fair, accurate, timely and understandable disclosure.

•	Financial records are properly retained or disposed of in accordance with the company’s retention/disposal policy and applicable legal and regulatory requirements.

Finally, Senior Managers have the responsibility to ask questions, seek guidance, report suspected violations and express concerns regarding compliance with this Code of Business Ethics. Any Senior Manager who knows or believes that any other officer, employee or representative of the company has engaged or is engaging in company-related conduct that violates applicable law or this Code should report such information to the Legal Department or the Board of Directors.

Responsibilities of all Employees

Many aspects of business at SkyTerra are governed by particular laws, and compliance with all such laws is basic to ethical conduct. Ethical conduct, however, goes beyond mere compliance with the law. It involves thinking through the possible impact of our decisions on all interested parties: customers, employees, retirees, the communities in which we live and work, suppliers, shareholders and government.

Although SkyTerra’s Code of Business Ethics sets out the fundamental principles of ethical and legal conduct, it cannot anticipate every ethical dilemma or situation which may be encountered in the performance of its employees’ job responsibilities. This is particularly true in the communications industry as by its very nature, it is continuing to evolve rapidly and unpredictably.

Consequently, an employee may face an ethical problem not explicitly covered in SkyTerra’s Code of Business Ethics. In this case disclosure is important. Full, fair, accurate and timely disclosure to a manager, to Human Resources or to the Legal Department is likely the best way to resolve issues in a way that protects SkyTerra, and the employee.

Ultimately, however, employees are responsible for their individual actions, whether they act according to strictly defined rules or according to what they think is appropriate in a given situation. No one – not even an employee’s manager – can force anyone to commit an illegal or unethical act that may damage SkyTerra’s reputation, or our own.

SkyTerra employees have a solid reputation for honest and ethical behavior. We must preserve this reputation and integrity at all cost. For this reason, any unethical behavior will be taken very seriously. Depending on the severity of the case, employees who have been found to breach this Code of Business Ethics or commit an unethical or illegal act will face immediate discipline, up to and including dismissal.

Furthermore, as a personal responsibility, all employees have a duty to report illegal acts or clear violations of this Code of Business Ethics to management, Human Resources or the Legal Department. Turning a blind eye to wrongdoing is itself unethical.

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